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                                                                   Exhibit 99.4


           [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]




Board of Directors
Star Banc Corporation
425 Walnut Street
Cincinnati, Ohio 45202

Members of the Boards:

          We hereby consent to the inclusion of our opinion letter to the Board of Directors of Star Banc Corporation ("Star Banc") as Appendix D to the Joint Proxy Statement-Prospectus of Star Banc, Firstar Corporation ("Firstar") and Firstar (WI) Corporation relating to the proposed merger transaction involving Star Banc and Firstar and references thereto in such Joint Proxy Statement-Prospectus under the captions "SUMMARY--Opinions of Financial Advisors--Star Shareholders" and "THE MERGER--Opinion of Star's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                  By: /s/ Credit Suisse First Boston Corporation
                                      ------------------------------------------
                                      CREDIT SUISSE FIRST BOSTON CORPORATION




New York, New York
September 23, 1998